SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Kennedy-Wilson Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

489398107

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 489398107	13G

1	Names of Reporting Person V. Prem Watsa

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canadian

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 13,322,009

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,322,009

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,322,009

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.6%

12	Type of Reporting Person IN

CUSIP No. 489398107	13G

1	Names of Reporting Persons The Second 810 Holdco Ltd.

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 13,322,009

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,322,009

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,322,009

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.6%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons The Second 1109 Holdco Ltd.

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 13,322,009

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,322,009

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,322,009

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.6%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons The Sixty Two Investment Company Limited

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 13,322,009

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,322,009

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,322,009

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.6%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons 12002574 Canada Inc.

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 13,322,009

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,322,009

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,322,009

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.6%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons Fairfax Financial Holdings Limited

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 13,322,009

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 13,322,009

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,322,009

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.6%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons FFHL Group Ltd.

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,801,134

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,801,134

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,801,134

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.9%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons Fairfax (US) Inc.

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 4,882,265

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 4,882,265

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,882,265

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 3.5%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons Brit Limited

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,918,869

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,918,869

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,918,869

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Brit Insurance Holdings Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,918,869

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,918,869

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,918,869

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 1.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Brit Syndicates Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 200,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 200,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 200,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Brit Reinsurance (Bermuda) Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 512,869

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 512,869

9	Aggregate Amount Beneficially Owned by Each Reporting Person 512,869

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Brit UW Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,206,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,206,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,206,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.9%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Odyssey US Holdings Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 605,091

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 605,091

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,091

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Odyssey Group Holdings, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 605,091

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 605,091

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,091

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Odyssey Reinsurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Connecticut

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 280,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 280,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 280,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Zenith National Insurance Corp.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 144,979

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 144,979

9	Aggregate Amount Beneficially Owned by Each Reporting Person 144,979

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Zenith Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 144,979

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 144,979

9	Aggregate Amount Beneficially Owned by Each Reporting Person 144,979

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Resolution Group Reinsurance (Barbados) Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Barbados

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 4,132,195

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 4,132,195

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,132,195

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 3.0%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons 1102952 B.C. Unlimited Liability Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,062,193

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,062,193

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Assurance Company Holdings, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,062,193

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,062,193

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Assurance Company Holdings I, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,062,193

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,062,193

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Assurance Company, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,062,193

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,062,193

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Assurance Holdings (Ireland) Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,062,193

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,062,193

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Assurance Holdings (U.S.) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,062,193

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,062,193

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization New Hampshire

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 6,062,193

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 6,062,193

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 4.4%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons AW Underwriters Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,264,040

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,264,040

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,264,040

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.9%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Specialty Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 1,264,040

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,264,040

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,264,040

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.9%

12	Type of Reporting Person CO

CUSIP No. 489398107		13G

1	Names of Reporting Persons Allied World Surplus Lines Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 664,940

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 664,940

9	Aggregate Amount Beneficially Owned by Each Reporting Person 664,940

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.5%

12	Type of Reporting Person CO

CUSIP No. 489398107	13G

1	Names of Reporting Persons Allied World Assurance Company (U.S.) Inc.

Check the Appropriate Box if a Member of a Group
2	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0

	6	Shared Voting Power 996,104

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 996,104

9	Aggregate Amount Beneficially Owned by Each Reporting Person 996,104

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 0.7%

12	Type of Reporting Person CO

Item 1(a). Name of Issuer:

Kennedy-Wilson Holdings, Inc. (“Kennedy-Wilson”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

151 S El Camino Drive, Beverly Hills, CA 90212

Item 2(a). Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual;

2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada;

3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada;

4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada;

6.	Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

7.	FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

8.	Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware;

9.	Brit Limited (“Brit”), a corporation incorporated under the laws of England and Wales;

10.	Brit Insurance Holdings Limited (“Brit Insurance”), a corporation incorporated under the laws of England and Wales;

11.	Brit Syndicates Limited (“Brit Syndicates”), a corporation incorporated under the laws of England and Wales;

12.	Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda;

13.	Brit UW Limited (“Brit UW”), a corporation incorporated under the laws of England and Wales;

14.	Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware;

15.	Odyssey Group Holdings, Inc. (“Odyssey Group”), a corporation incorporated under the laws of Delaware;

16.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;

17.	Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware;

18.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California;

19.	Resolution Group Reinsurance (Barbados) Limited (“Resolution”), a corporation incorporated under the laws of Barbados;

20.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia;

21.	Allied World Assurance Company Holdings, Ltd (“Allied Holdings Bermuda”), a corporation incorporated under the laws of Bermuda;

22.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I Ltd”), a corporation incorporated under the laws of Bermuda;

23.	Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda;

24.	Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda;

25.	Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware;

26.	Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire;

27.	AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware;

28.	Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware;

29.	Allied World Surplus Lines Insurance Company (“Allied Lines”), a corporation incorporated under the laws of Arkansas; and

30.	Allied World Assurance Company (U.S.) Inc. (“Allied Assurance U.S.”), a corporation incorporated under the laws of Delaware.

Item 2(b). Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.	Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.	The principal business address and principal office address of 810 Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

3.	The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

4.	The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L2;

5.	The principal business address and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.	The principal business address and principal office address of Fairfax Holdings is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.	The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

8.	The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas, USA 75067;

9.	The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

10.	The principal business address and principal office address of Brit Insurance is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

11.	The principal business address and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

12.	The principal business address and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11;

13.	The principal business address and principal office address of Brit UW is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

14.	The principal business address and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

15.	The principal business address and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

16.	The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

17.	The principal business address and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

18.	The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

19.	The principal business address and principal office address of Resolution is #12 Pine Commercial Centre, The Pine, St. Michael, Barbados, BB11103;

20.	The principal business address and principal office address of 1102952 is 1600 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2;

21.	The principal business address and principal office address of Allied Holdings Bermuda is 27 Richmond Road, Pembroke, Bermuda, HM 08;

22.	The principal business address and principal office address of Allied Holdings I Ltd is 27 Richmond Road, Pembroke, Bermuda, HM 08;

23.	The principal business address and principal office address of Allied Assurance is 27 Richmond Road, Pembroke, Bermuda, HM 08;

24.	The principal business address and principal office address of Allied Ireland is 27 Richmond Road, Pembroke, Bermuda, HM 08;

25.	The principal business address and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

26.	The principal business address and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA, 03301;

27.	The principal business address and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

28.	The principal business address and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

29.	The principal business address and principal office address of Allied Lines is 425 West Capitol Avenue, Suite 1800, Little Rock, Arkansas, USA, 72201-3525; and

30.	The principal business address and principal office address of Allied Assurance U.S. is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808.

Item 2(c). Citizenship:

V. Prem Watsa is a citizen of Canada.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e). CUSIP Number:

489398107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3);

(j)	☐ A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4. Ownership.

The aggregate number and percentage of shares of common stock, par value $0.001 per share, of Kennedy-Wilson (“Shares”) that are beneficially owned by each of the Reporting Persons are set forth in rows 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in rows 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The calculation of Fairfax beneficial ownership includes 458,682 Shares over which the firm exercises investment discretion, but which are subject to the Asset Value Loan Notes, or AVLNs, as described in Item 6 of the Form 13D/A filed with the SEC on August 23, 2021 for Kennedy-Wilson.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, 12002574, Fairfax, FFHL, Fairfax US, Brit, Brit Insurance, Brit Syndicates, Brit Reinsurance, Brit UW, Odyssey, Odyssey Group, Odyssey Reinsurance, ZNIC, Zenith, Resolution, 1102952, Allied Holdings Bermuda, Allied Holdings I Ltd, Allied Assurance, Allied Ireland, Allied U.S., Allied Insurance, AW, Allied Specialty, Allied Lines or Allied Assurance U.S. that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

See attached Exhibit No. 1.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	V. Prem Watsa

	By:	/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	The Second 810 Holdco Ltd.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	The Second 1109 Holdco Ltd.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	The Sixty Two Investment Company Limited

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	12002574 Canada Inc.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Fairfax Financial Holdings Limited

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Vice President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	FFHL Group Ltd.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Fairfax (US) Inc.

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Brit Limited

By:	/s/ Mark Allan
Name: Mark Allan
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Brit Insurance Holdings Limited

By:	/s/ Mark Allan
Name: Mark Allan
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Brit Syndicates Limited

By:	/s/ Mark Allan
Name: Mark Allan
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Brit Reinsurance (Bermuda) Limited

By:	/s/ Karl Grieves
Name: Karl Grieves
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Brit UW Limited

By:	/s/ Mark Allan
Name: Mark Allan
Title: Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Odyssey US Holdings Inc.

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Zenith National Insurance Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Zenith Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Resolution Group Reinsurance (Barbados) Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Assurance Holdings (Ireland) Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	AW Underwriters Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Surplus Lines Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	Allied World Assurance Company (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
1	Members of filing group

2	Joint Filing Agreement dated as of February 14, 2022 among V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Reinsurance (Bermuda) Limited, Brit UW Limited, Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Zenith National Insurance Corp., Zenith Insurance Company, Resolution Group Reinsurance (Barbados) Limited, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Allied World Surplus Lines Insurance Company and Allied World Assurance Company (U.S.) Inc.